Exhibit 99.1

In re Washington Mutual, Inc., et al.

Case No. 08-12229 (MFW)

OFFICE OF THE UNITED STATES TRUSTEE - REGION 3

POST-CONFIRMATION QUARTERLY SUMMARY REPORT

This Report is to be submitted for all bank accounts that are presently maintained by the post confirmation debtor.

Debtor’s Name: Washington Mutual, Inc., et al	Bank: Various
Bankruptcy Number: 08-12229 (MFW)	Account Number: Various
Date of Confirmation: February 23, 2012	Account Type: Various
Reporting Period (month/year):	July 1, 2016 through September 30, 2016
Beginning Cash Balance:	$ 53,005,455

All receipts received by WMI Liquidating Trust (“Trust”) on behalf of the Debtors:

Cash Sales / Interest:	$50,325
Collection of Accounts Receivable:	$409,825
Proceeds from Litigation / Settlement:	$0
Sale of Debtor’s Assets:	$0
Other Cash Receipts /Transfers:	$344,824
Total of cash received:	$804,974
Total of cash available:	$53,810,429

Less all disbursements or payments (including payments made under the confirmed plan) made by the Trust:

Disbursements made under the plan, excluding the administrative claims of bankruptcy professionals:	$0
Disbursements made pursuant to the administrative claims of bankruptcy professionals:	$1,005,328
All other disbursements made in the ordinary course:	$1,975,065
Total Disbursements	$2,980,393
Change in Short-term Investments as allowed by U.S.C. Section 345(b) and the Liquidating Trust Agreement	$15,104,588
Ending Cash Balance:	$65,934,623

Pursuant to 28 U.S.C. Section 1746(2), I hereby declare under penalty of perjury that the foregoing is true and correct to the best of my knowledge and belief.

10/28/16	/s/ John Maciel	Chief Financial Officer
Date	Name/Title

WMI Liquidating Trust

September 2016 Quarterly Summary Report — UNAUDITED

TABLE OF CONTENTS

Page	Description

1	Background/Disclaimer

3	Schedule of Cash Receipts and Disbursements - Quarterly

4	Schedule of Cash Receipts and Disbursements - Cumulative

5	Statement of Net Assets in Liquidation (Balance Sheet)

6	Statement of Changes in Net Assets in Liquidation (Income Statement)

7	Notes to the Financial Statements

15	Rollforward of Liquidating Trust Interests

16	Next Dollar Analysis — September 30, 2016

17	Rollforward of Disputed Claims Reserve

BACKGROUND / DISCLAIMER

This Quarterly Summary Report of WMI Liquidating Trust (the “Trust”), as successor-in-interest to Washington Mutual, Inc. (“WMI”) and WMI Investment Corp. (together referred to as the “Debtors”), to the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”) covering the period from July 1, 2016 through September 30, 2016, was prepared solely for the purpose of complying with the quarterly operating guidelines as described in the Chapter 11 Trustee Handbook, United States Department of Justice, May 2004 in accordance with 28 U.S.C. §1746(2). This Quarterly Summary Report is limited in scope, covers only a limited time period, and is not intended to serve as a basis for investment in any security of any issuer. This Quarterly Summary Report was prepared in accordance with liquidation basis accounting. The financial data reflected in this document is not audited or reviewed by an independent registered public accounting firm and are subject to future adjustment and reconciliation. Given its special purpose and limited scope, this report does not include all adjustments and notes that would be required to be reported in accordance with U.S. Generally Accepted Accounting Principles as adopted by the Financial Accounting Standards Board (“FASB”). Results set forth in the Quarterly Summary Report should not be viewed as indicative of future results. This disclaimer applies to all information contained herein.

On September 26, 2008 (the “Petition Date”), the Debtors commenced voluntary cases under chapter 11 of title 11 of the United States Code with the Bankruptcy Court. Prior to the Petition Date, on September 25, 2008, the Director of the Office of Thrift Supervision appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Washington Mutual Bank (“WMB”), a subsidiary of WMI, and advised WMI that the receiver was immediately taking possession of WMB’s assets. Immediately after its appointment as receiver, the FDIC sold substantially all the assets of WMB, including the stock of Washington Mutual Bank fsb, to JPMorgan Chase Bank, National Association (“JPMC”), pursuant to that certain Purchase and Assumption Agreement, Whole Bank, dated as of September 25, 2008.

The Bankruptcy Court confirmed the Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code that the Debtors filed with the Bankruptcy Court on December 12, 2011 (and as subsequently amended and modified from time to time, the “Plan”), by order, dated February 23, 2012, (the “Confirmation Order”) [D.I. 9759]. After the satisfaction or waiver of the conditions described in the Plan, the transactions contemplated by the Plan were consummated on March 19, 2012 (the “Effective Date”), and, on March 23, 2012, the Debtors made initial distributions to creditors pursuant to the Plan (the “Initial Distribution”). WMI emerged on the Effective Date as a newly reorganized company, WMIH Corp. (formerly known as WMI Holdings Corp, “Reorganized WMI”).

In addition, the Plan provided for the creation of the Trust, which was formed on March 6, 2012, pursuant to the execution of the liquidating trust agreement, dated as of March 6, 2012, by and among the Debtors, William C. Kosturos, as the liquidating trustee (the “Liquidating Trustee”), and Delaware Trust Company (formerly known as CSC Trust Company of Delaware) as the Delaware resident trustee (the “Resident Trustee”) (as amended, the “Liquidating Trust Agreement”). On or shortly after the Effective Date, certain of the Debtors’ assets were transferred to the Trust for the benefit of those stakeholders who were not paid in full in the Initial Distribution or whose claims remain disputed. The Trust is a successor-in-interest to the Debtors pursuant to the Plan and the Liquidating Trust Agreement. The Trust had an initial term of three years from the Effective Date, subject to extension for up to an additional three (3) years (subject to certain limited exceptions) with the approval of the Bankruptcy Court. On January 5, 2015, the Trust filed a motion for an order authorizing the extension of the three-year term of the Trust for three (3) years (the “Extension Motion”). On January 23, 2015, the Extension Motion was approved by the Bankruptcy Court, extending the Trust’s term for a period up to March 19, 2018.

As successor-in-interest to WMI, the Trust bears the responsibility for future reporting to the Bankruptcy Court. The Trust reports in accordance with liquidation basis accounting, which requires the reporting entity to report its assets and liabilities based on net realizable values, or the cash the Trust expects to receive for its assets. For purposes of the Quarterly Summary Reports, management has used the fair market values assigned to the assets for tax reporting purposes. Valuation of assets requires management to make difficult estimates and judgments. Management used the services of an independent valuation firm to make its estimates for select assets. Estimates necessarily require assumptions, and changes in such assumptions over time could materially affect the results. Due to the inherently uncertain nature of estimates and the underlying assumptions, the actual cash to be received by the Trust from liquidation of assets and liabilities will likely be different than reported. Ongoing adjustments and reconciliations will be reflected in future Quarterly Summary Reports filed with the Bankruptcy Court (which the Trust files with the U.S. Securities and Exchange Commission, or “SEC,” under cover of Form 8-K), and in the Trust’s modified annual report on Form 10-K filed with the SEC for each fiscal year ending December 31.

The information provided in the notes to the financial statements is provided to offer additional information to the readers of this report. However, the information is not complete and should be read in conjunction with the Plan and Disclosure Statement. In addition, readers are encouraged to visit the Trust’s website at www.wmitrust.com, which contains links to the Trust’s filings with the SEC and documents filed with the Bankruptcy Court, including the Plan and Disclosure Statement.

WMI Liquidating Trust

September 2016 Quarterly Summary Report - UNAUDITED

Schedule of Cash Receipts and Disbursements — Quarterly

	For the Quarter ended September 30, 2016
	Cash		Litigation Reserve	Disputed Claim Cash	Restricted Cash	Total
Beginning Cash - June 30, 2016	$16,961,639		$—	$36,043,816	$—	$53,005,455
Receipts
Interest /Investment Income Received	8,887		—	41,439	—	50,325
Treasury Bill accretion	—		—	—	—	—
Sale / Monetization of Debtor’s assets	377,059		—	—	—	377,059
Collection of tax receivable	—		—	—	—	—
Proceeds from Litigation	—		—	—	—	—
Proceeds from run-off notes	17,430		—	15,336	—	32,766
Reimbursement for tax professional fees	—		—	—	—	—
Distribution from subsidiaries	—		—	—	—	—
Other receipts	344,824		—	—	—	344,824

Total Receipts	748,199		—	56,775	—	804,974

Transfers
Disallowance of disputed claims	—		—	—	—	—
Allowance of disputed claims	—		—	—	—	—
Allowance of unreserved claims	—		—	—	—	—
Distribution to disputed Liquidating Trust Interests	—		—	—	—	—
Claims disallowed for non-release	—		—	—	—	—
Release from litigation reserve	—		—	—	—	—
Other transfers	—		—	—	—	—

Total transfers	—		—	—	—	—

Disbursements/Payments
Disbursements to allowed claimants
Disbursements to Liquidating Trust Interests	—		—	—	—	—
Disbursements to newly released / allowed claims	—		—	—	—	—
Other disbursements to allowed claimants (taxes, releases, etc)	1,462,887		—	—	—	1,462,887
Disbursements made for bankruptcy expenses
For services prior to the effective date	—		—	—	—	—
For services after the effective date	1,005,328	(1)	—	—	—	1,005,328
Disbursements in ordinary course:
Salaries and benefits	344,275		—	—	—	344,275
Travel and other expenses	3,452		—	—	—	3,452
Occupancy and supplies	69,604		—	—	—	69,604
Other outside services	4,998		—	—	—	4,998
Other disbursements	12,249		—	7,600	—	19,849
Trust Advisory Board fees and expenses	69,999		—	—	—	69,999

Disbursements in ordinary course	504,578		—	7,600	—	512,178

Total Disbursements	2,972,793		—	7,600	—	2,980,393

Change in Short-term Investments
Maturity/(Purchase) of U.S. Agency Securities	(6,545,578)		—	21,650,166	—	15,104,588

Ending Cash and Cash Equivalents	8,191,467		—	57,743,156	—	65,934,623

Ending Short-Term Securities	13,942,456			18,345,752		32,288,208

Total Cash and Short-Term Securities	$22,133,923		$—	$76,088,908	$—	$98,222,831

(1)	The Trust paid a required foreign-withholding payment on behalf of certain foreign LTI holders. The Trust records this as a prepaid and will be withheld from the next distribution.

WMI Liquidating Trust

September 2016 Quarterly Summary Report - UNAUDITED

Schedule of Cash Receipts and Disbursements — Cumulative

	From the Effective Date through September 30, 2016
	Cash	Litigation Reserve	Disputed Claim Cash	Restricted Cash	Total
Beginning Cash - Effective Date	$140,117,720	$20,000,000	$725,779,642	$53,738,857	$939,636,219
Receipts
Interest /Investment Income Received	394,423	—	487,820	10,158	892,401
Treasury Bill accretion	39,477	—	354,594	—	394,071
Sale / Monetization of Debtor’s assets	4,292,318	—	—	—	4,292,318
Collection of tax receivable	44,700,000	—	—	—	44,700,000
Proceeds from Litigation	26,649,429	—	—	—	26,649,429
Proceeds from run-off notes	53,587,776	—	1,446,880	—	55,034,655
Distribution from subsidiaries	3,431,878	—	—	—	3,431,878
Reimbursement for tax professional fees	1,519,804	—	—	—	1,519,804
Other receipts	4,871,284	—	12,599	904,541	5,788,424

Total Receipts	139,486,389	—	2,301,892	914,699	142,702,980

Transfers
Disallowance of disputed claims	644,341,111	—	(644,341,111)	—	—
Allowance of disputed claims	—	—	(59,241,622)	59,241,622	—
Allowance of unreserved claims	(150,528)	—	—	150,528	—
Distribution to disputed Liquidating Trust Interests	(51,813,772)	—	51,813,772	—	—
Claims disallowed for non-release	14,213,262	—	—	(14,213,262)	—
Release from litigation reserve	14,127,159	(14,127,159)	—	—	—
Other transfers	1,527,305	—	—	(1,527,305)	—

Total transfers	622,244,537	(14,127,159)	(651,768,961)	43,651,583	—

Disbursements/Payments
Disbursements to allowed claimants
Disbursements to Liquidating Trust Interests	745,040,713	—	—	(10,937,075)	734,103,638
Disbursements to newly released / allowed claims	—	—	—	97,721,880	97,721,880
Other disbursements to allowed claimants (taxes, releases, etc)	1,506,891	—	—	11,520,334	13,027,225
Disbursements made for bankruptcy expenses
For services prior to the effective date	49,874,229	—	—	—	49,874,229
For services after the effective date	66,886,101	5,872,842	—	—	72,758,943
Disbursements in ordinary course:
Salaries and benefits	8,611,147	—	—	—	8,611,147
Travel and other expenses	280,770	—	—	—	280,770
Occupancy and supplies	2,346,327	—	—	—	2,346,327
Other outside services	1,523,095	—	—	—	1,523,095
Other disbursements	571,160	—	7,600	—	578,760
D&O Insurance	597,325	—	—	—	597,325
Trust Advisory Board fees and expenses	2,199,924	—	—	—	2,199,924

Disbursements in ordinary course	16,129,748	—	7,600	—	16,137,348

Total Disbursements	879,437,682	5,872,842	7,600	98,305,139	983,623,263

Change in Short-term Investments
Maturity/(Purchase) of U.S. Agency Securities	(14,219,497)	—	(18,561,817)	—	(32,781,314)

Ending Cash and Cash Equivalants	8,191,467	—	57,743,156	—	65,934,623

Ending Short-Term Securities	13,942,456		18,345,752		32,288,208

Total Cash and Short-Term Securities	$22,133,923	$—	$76,088,908	$—	$98,222,831

WMI Liquidating Trust

September 2016 Quarterly Summary Report - UNAUDITED

Statements of Net Assets in Liquidation

(Liquidation Basis)

	9/30/2016	Effective Date
Assets:
Cash and short-term investments	$22,133,923	$140,117,720
Cash held in reserve for litigation costs	—	20,000,000
Cash and short-term investments - DCR	76,088,908	725,779,642
Other restricted cash	—	53,738,857

Total cash and and short-term securities	98,222,831	939,636,219

Income tax receivable	51,300,000	96,000,000
Runoff notes	224,678	127,851,091
Runoff notes held in reserve for disputed claims	202,602	1,232,742
Investment in subsidiaries	251,101	3,715,263
Directors and officers litigation	1,511,619	—
Prepaid expenses	2,411,011	948,080
Other assets	44,179	2,285,732

Total assets	$154,168,021	$1,171,669,128

Liabilities:
Pre-effective date liabilities	$—	$94,112,477
Cash held for allowed claimants	—	53,471,976
Estimated costs to operate trust (See Notes 2 and 8 for further information)	16,773,622	40,000,000
Accounts payable	152,685	6,123,945
Accrued wages and benefits	480,943	18,261
Other accrued liabilities	694,178	133,441
Accrued liabilities - DCR	2,538	—

Total liabilities	18,103,966	193,860,100

Net assets in liquidation:
Net assets subject to disputed claims	76,288,972	727,012,384
Net assets available to Liquidating Trust Interests	59,775,083	250,796,644

Total net assets	136,064,055	977,809,028

Total liabilities and net assets	$154,168,021	$1,171,669,128

The accompanying notes are an integral part of this unaudited financial statement.

WMI Liquidating Trust

September 2016 Quarterly Summary Report - UNAUDITED

Statement of Changes in Net Assets in Liquidation

(Liquidation Basis)

	Quarter Ended 09/30/2016	Cumulative to Date
Net assets, beginning:	$135,928,622	$977,809,028
Income
Interest / Investment income	85,790	33,796,779
Litigation Proceeds	377,059	27,026,387
Earnings / (Losses) from subsidiaries	22,518	(32,283)
Recovery of/(Additional) pre-effective expense	—	66,381,944
Other income / (Expense)	27,125	3,606,173

Total income	512,492	130,779,000

Expenses
Payroll and benefits	372,302	6,831,033
Occupancy and supplies	51,907	1,369,027
Professional fees & services	1,216,414	69,050,521
Other expenses	103,894	2,844,420

Total operating expenses	1,744,517	80,095,001
Change in reserve for costs to operate trust	(1,744,517)	(23,226,379)
Litigation expenses	—	5,875,843

Added / (Reduced) Expense	—	62,744,465

Changes in Market Value
Directors & Officers litigation receivable	(377,059)	1,511,619

Total changes in market value	(377,059)	1,511,619

Other items
Allowed Claims	—	(59,241,601)
Disbursement to Liquidating Trust Interests - cash	—	(745,040,713)
Disbursement to Liquidating Trust Interests - runoff notes	—	(106,627,732)
Other disbursements	—	(381,080)

Total changes in Net Assets	135,433	(841,744,973)

Net assets, ending	$136,064,055	$136,064,055

The accompanying notes are an integral part of this unaudited financial statement.

NOTES TO FINANCIAL STATEMENTS

(Unless otherwise defined herein, all capitalized terms have the same meaning as defined in the Plan)

Note 1: Establishing the Trust

The Plan provides for the creation of the Trust. On or shortly after the Effective Date, certain of the Debtors’ assets were transferred to the Trust for the benefit of those stakeholders who were not paid in full as part of the Initial Distribution made on or about March 23, 2012, or whose claim was disputed or otherwise unresolved. The Trust is and will continue to be responsible for liquidating, converting to cash and distributing the Trust’s assets to the Trust’s beneficiaries. The beneficiaries have received, and will continue to receive, under certain circumstances as specified by the Plan, beneficial interests in the Trust in exchange for their unpaid claims against or equity interests in the Debtors (“Liquidating Trust Interests” or “LTIs”). The LTIs are not transferable except by will, intestate succession or operation of law. The outstanding balance for LTIs as of September 30, 2016 is reported on the “Rollforward of Liquidating Trust Interests” included in this report.

Creditors who held unpaid claims as of the Effective Date and who were projected to receive recoveries under the Plan as of such date, have received or will receive LTIs for their unpaid Allowed Claims entitling them to distributions from or by the Trust in accordance with the subordination provisions of the Plan. If distributions from the Trust become available to creditors and former holders of equity securities issued by WMI who provided timely releases in accordance with the plan, and who have not received LTIs, additional LTIs will be issued to effectuate future distributions.

In addition, the Liquidating Trustee administers the Disputed Claims Reserve (“DCR”). Holders of claims which have not been allowed did not receive cash or LTIs as part of the Initial Distribution, and such assets were transferred to the DCR pending resolution of claims. Since the Effective Date, the DCR balances have changed due to the disallowance or allowance of disputed claims as well as payment on behalf of LTIs held by the DCR.

The Trust, as a liquidating trust, is intended to qualify as a grantor trust for U.S. federal and state income tax purposes. A grantor trust is generally not treated as a separate taxpaying entity (i.e., it is treated as a pass-thru entity); as such, we do not anticipate that the Trust will be subject to U.S. federal or state income taxation. See Note 4.

Note 2: Liquidation Basis Accounting

Given the liquidating nature of the Trust, management is reporting its financial statements using liquidation basis accounting, consistent with FASB Accounting Standards Update 2013-07 (“ASU 2013-07”). Liquidation basis accounting may be considered GAAP for entities that do not intend to continue as a going concern.

Key elements of liquidation basis accounting as set forth in ASU 2013-07 include:

•	Presentation of an entity’s expected resources in liquidation by measuring and presenting assets at the amount of the expected cash proceeds from liquidation. The Trust is reporting the values consistent with the values used for tax purposes, which were based on estimates made by an independent valuation firm for select assets.

•	An entity should recognize and measure its liabilities in accordance with U.S. GAAP that otherwise applies to those liabilities.

•	Instead of a balance sheet and income statement, the Trust provides a Statement of Net Assets in Liquidation and Statement of Changes in Net Assets in Liquidation. The Statement of Net Assets should report assets and liabilities at the amount of cash expected to be received or paid in liquidation. Such a report is inherently uncertain, as it is based on estimates and assumptions. The cash amounts actually received and paid could be materially different than the reported balances.

•	The entity is required to accrue and separately present the costs that it expects to incur, and the income that it expects to earn, during the expected duration of liquidation, including any costs associated with the sale or settlement of those assets and liabilities.

On the Effective Date, the Trust recorded a liability (the “Operating Reserve”)1 of $40.0 million to operate the Trust. Due to the passage of time and the ongoing nature of certain litigation and claims reconciliation, the actual and expected operating costs have increased over time. As part of the annual 2016 budgeting process (and consistent with its prior practice), management has reevaluated the ongoing operations of the Trust, including costs and expenses to litigate the Trust’s objections to remaining disputed claims, including the employee claims litigation (as discussed below in Note 8) and to monetize the Trust’s remaining assets. During the quarter ending September 30, 2016, the Trust incurred operating expenses of $1.7 million. Based on current conditions, management estimates total expenses for the remainder of the Trust through March 19, 2018 to be approximately $16.8 million. The Trust currently estimates total costs from the Effective Date through the end of the Trust to be $96.9 million.

The Trust does not have predictable revenue-generating operations; therefore, in an effort to ensure that the Trust has adequate funds on hand to fund the possible increase in operational costs associated with, among other things litigating employee claims to final resolution, as of September 30, 2016, the Trust withheld $4.6 million from funds otherwise available for distribution. After giving effect to this additional “hold-back,” total funds available for operational purposes totals approximately $21.4 million.

Note 3: Distributions to LTI Holders

The Plan and Liquidating Trust Agreement provide that the Trust will make distributions on at least a quarterly basis, subject to the availability of distributable cash and certain exceptions. As described in Note 5: Taxes, the Trust has not yet received its share of funds from the 1995 tax settlement with the IRS or tax refunds from the State of Illinois. Therefore, no material cash was generated or received during the quarter ended September 30, 2016. While the next regularly scheduled Distribution Date is November 1, 2016, the Trust will not make a quarterly cash distribution to LTI holders on that date.

Note 4: Disputed Claims Reserve

From and after the Effective Date, the Trust retains, for the benefit of each holder of a disputed claim, cash, LTIs, and to the extent elected by such holder, Runoff Notes issued by Reorganized WMI, and any dividends, gains or income attributable in respect of any of the foregoing. The amounts retained are calculated as if each of the claims were an Allowed Claim in an amount equal to the lesser of (i) the liquidated amount set forth in the filed proof of Claim relating to such Disputed Claim, (ii) the amount in which the Disputed Claim shall be estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code and constitutes and represents the maximum amount in which such Claim may ultimately become an Allowed Claim, and (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Liquidating Trustee; provided, however, that the recovery by any holder of a Disputed Claim shall not exceed the lesser of (i), (ii) and (iii) above.

Pursuant to the Plan and the Liquidating Trust Agreement, the Liquidating Trustee (A) treats the DCR as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (and will make any appropriate elections), and (B) to the extent permitted by applicable law, reports consistently with the foregoing for state and local income tax purposes. Accordingly, the DCR is a separate taxable entity for U.S. federal income tax purposes, and all distributions from such reserve are taxable to the reserve as if sold at fair market value. Any distributions from the DCR will be treated for U.S. federal income tax purposes as if received directly by the recipient from the Debtors on the original claim or equity interest of such recipient.

On the Statement of Net Assets, as of September 30, 2016, DCR assets include cash and investment securities of $76.1 million and $202,602 of Second Lien Runoff Notes (including interest). The DCR, by reason of its allocable ownership of LTI assets on behalf of disputed claimants, is entitled to a pro rata share of the remaining assets of the Trust. Assets of the DCR will be made available to the LTI holders in accordance with the Plan as and when disputed claims become disallowed. For further information regarding the DCR, see the “Rollforward of Liquidating Trust Interests” and the “Rollforward of Disputed Claims Reserve” included in this report.

[1]	On the balance sheet, the item titled “Estimated cost to operate trust” is herein referred to as “the Operating Reserve.”

Note 5: Taxes

Pursuant to the Plan and the Global Settlement Agreement with JPMC and the FDIC, the Trust and JPMC will share in all future net tax refunds payable on account of consolidated federal income tax returns and on account of consolidated, combined or unitary state returns filed by WMI and its subsidiaries (the “WMI Group”) for all tax years prior to 2009 on a 20% / 80% pro rata basis, respectively. There are several litigations and refunds remaining at the federal and state tax levels. Total net refunds remaining are estimated to be between $150 and $400 million, of which the Trust would receive between $30 and $80 million. An escrow account (the “Tax Refund Escrow”) was established to accumulate net tax refunds in accordance with the terms of the Global Settlement Agreement (“GSA”). Taking into account the refunds previously received, a balance of $51.3 million represents management’s estimate of the Trust’s share of the net tax refunds remaining.

WMI initiated a suit in the U.S. District Court of Western Washington at Seattle (“District Court”) and two suits in the United States Court of Federal Claims (“Court of Claims”) claiming federal tax refunds for deductions for the amortization and abandonment of certain intangible assets by a predecessor corporation in the 1990 through 1995 and the 1998 tax years. In addition to claiming deductions relating to certain intangible assets in the Court of Claims suit for 1995, WMI claimed a refund for taxes paid as a result of an Internal Revenue Service (“IRS”) audit adjustment accelerating the recognition of certain income into the 1995 tax year.

In the Court of Claims actions, the IRS and the WMI Group have reached a settlement with the IRS with respect to the portion of the Court of Claims action dealing with the acceleration of recognition of certain income into the 1995 tax year. The Trust filed its motion for approval of the settlement by the Bankruptcy Court on April 23, 2014. Such motion was approved by the Bankruptcy Court on May 31, 2014. This settlement was subject to review by the U.S. Department of Justice (“DOJ”) and the Congressional Joint Committee on Taxation (“Joint Committee”). On November 23, 2015, the DOJ completed its review of the settlement and forwarded the settlement to the Joint Committee. On March 4, 2016, the DOJ informed the Court of Claims that the Joint Committee had completed its review of the settlement and has taken no exception to the terms of the settlement. On June 6, 2016, the WMI Group received a letter of acceptance of the settlement from the DOJ. The settlement provides that the WMI Group would be entitled to a net tax refund of approximately $42.9 million plus interest and return of penalties, if any. On July 21, 2016, the IRS paid $101.0 million into the Tax Refund Escrow Account. The Trust is entitled to 20% of this refund pursuant to the GSA, or $20.2 million, subject to holdback to fund other tax litigation or exposures. The proceeds of the settlement are pending further distribution upon resolution of certain issues between the parties to the Tax Refund Escrow account.

The remaining Court of Claims actions are being litigated in a trial that commenced on February 16, 2016. The evidentiary portion of the trial concluded on March 4, 2016. The trial has been recessed in order for the WMI Group and the government to prepare and file post trial briefs. As of October 14, 2016, all parties have completed and filed their respective post trial briefs. The trial is currently scheduled to conclude on November 7, 2016, when both parties present closing arguments

In the District Court action, the court initially ruled against WMI on summary judgment as to the legal issue of whether the taxpayer was entitled to a tax basis in the specified assets. The U.S. Court of Appeals for the Ninth Circuit reversed the decision of the District Court and remanded the case back to the District Court to make a determination of tax basis and the corresponding amount of tax refunds. A trial to determine the amount of tax basis was held in December 2012. On February 10, 2014 the District Court issued its opinion dismissing WMI’s claim for a refund. In its ruling, the District Court held that WMI failed to carry its burden of proof as to the amount of the deduction being claimed. In addition, the District Court found that Home Savings (a predecessor bank to WMB) did not permanently abandon its right to operate in Missouri in 1993. On April 8, 2014, the WMI Group filed notice that it is appealing this decision to the United States Court of Appeals for the Ninth Circuit. The parties have completed briefing the matter. A hearing date has been scheduled for December 9, 2016.

WMI also has various state income tax refund claims outstanding with two states, including the potential California refund discussed below, which primarily resulted from the filing of amended state income tax returns which reported IRS audit adjustments. The State of Illinois had proposed offsets to the claimed refund amounts as a result of tax deficiencies asserted after that state’s audit of WMI and its subsidiaries’ originally filed returns. In January 2016, the Trust and the State of Illinois executed a settlement agreement resolving all outstanding issues in dispute. This resolution results in a net refund of approximately $6.2 million plus interest. The Trust’s portion of this refund under the GSA is approximately $1.2 million, plus interest. In September 2016, the WMI Group received refunds totaling $3.7 million; in October 2016, the WMI Group received $2.4 million. The funds were deposited into the Tax Refund Escrow account. Approximately $1.3 million in refunds, plus interest, from the State of Illinois are still pending. The proceeds of refunds are pending further distribution upon resolution of certain issues between the parties to the Tax Refund Escrow account.

There remains approximately $34 million of potential tax refunds due to the WMI Group from California relating to tax years of HF Ahmanson and Subsidiaries, a predecessor group of corporations. The final amount of the refund and timing of the payment was dependent upon the outcome of the Trust’s litigation with the IRS in the Court of Claims action that was settled and paid in July 2016. The State of California has advised that the refunds will be paid in the fourth quarter of 2016. The total refund, including interest, is estimated to be between $39.0 and $40.0 million. Based on the settlement, the Trust will receive between $7.8 million and $8.0 million, in accordance with the tax refund allocations set forth in the GSA.

Note 6: Runoff Notes

Pursuant to the Plan, Reorganized WMI issued Runoff Notes in the aggregate original principal amount of $130,000,000, maturing on the eighteenth (18th) anniversary of the Effective Date, bearing interest at a rate of thirteen percent (13%) per annum (payable in cash to the extent of available runoff proceeds or in kind through the capitalization of accrued interest at the rate of thirteen percent (13%) per annum to the extent runoff proceeds are unavailable). The repayment of the Runoff Notes is limited to certain proceeds from WM Mortgage Reinsurance Company Inc., which is a wholly-owned subsidiary of Reorganized WMI.

Pursuant to the Plan, creditors were entitled to elect a distribution of Runoff Notes in lieu of cash received on the Effective Date. To the extent that eligible creditors did not elect all of the Runoff notes, any remaining balance of the Runoff Notes was transferred to the Trust. The Trust received the majority of the Runoff Notes issued on the Effective Date. On or about May 1, 2014, the Trust distributed approximately $106.6 million of Runoff Notes, which distribution included $81 million of First Lien Runoff Notes and $25 million of Second Lien Runoff Notes. In that distribution, the DCR received $1.8 million of First Lien Runoff Notes (including interest) and $569,378 of Second Lien Runoff Notes (including interest). Since that time, as claims have been disallowed from time to time, the DCR has released Runoff Notes to the Trust and any Runoff Notes so released have been recorded on the Trust’s balance sheet as unencumbered assets.

Since the distribution of Runoff Notes in May 2014, we understand that Reorganized WMI has fully redeemed the First Lien Runoff Notes. On September 1, 2016, Reorganized WMI paid interest on the Second Lien Runoff Notes. The Trust received $7,224, and the DCR received $6,514, respectively, of interest on Second Lien Runoff Notes. As of September 30, 2016, the Trust owned $224,678 of Second Lien Runoff Notes, including interest and the DCR owned $202,602 of Second Lien Runoff Notes, including interest.

On October 1, 2016, Reorganized WMI made a partial redemption of Second Lien Runoff Notes. The Trust received $4,726 and the DCR received $4,085, respectively, of principal reduction and interest thereon.

Note 7: Disputed Equity Escrow

In addition to the DCR, the Plan established a Disputed Equity Escrow to hold shares of Reorganized WMI common stock for distribution based on the resolution of disputed equity interests. A dismissal of disputed equity interests will result in a distribution to common shareholders of Reorganized WMI consistent with the allocation of, and manner of distribution of, common shares on the Effective Date. The shares and any cash that may be distributed on behalf of the shares are held in a separate escrow account that is not recorded as an asset of the Trust. The Liquidating Trustee is the escrow agent for the Disputed Equity Escrow. The Disputed Equity Escrow is taxed in a similar manner to the DCR (see description above). All expenses of administering the Disputed Equity Escrow (other than taxes) are borne by the Trust. Costs incurred cumulative-to-date total $7,500.

As of September 30, 2016, approximately 1.5 million shares of Reorganized WMI common stock and no cash remained in the Disputed Equity Escrow.

Note 8: Employee Related Claims

As of September 30, 2016, the DCR held $65.0 million of cash and $0.2 million of Runoff Notes in reserve on account of the Employee Claims, with the aggregate remaining amount of those claims totaling approximately $62.0 million after the application of the Section 502(b)(7) Cap (as defined below).

As previously disclosed, the Trust entered into settlements in principle with 56 of the Remaining Claimants representing over $90 million of disputed claims. Since then, the FDIC and Board of Governors of the Federal Reserve System (“FRB”) directed the Trust to submit a letter request seeking a determination as to the applicability of the so-called “golden parachute” regulations with respect to certain benefits for which these claimants are seeking payment. As a result of the FDIC’s and FRB’s directive, only 32 claimants (representing approximately $19 million in claims) entered into stipulations with the Trust and agreed to participate in the interagency approval process. In response to the Trust’s letter request on behalf of the 32 claimants, by letter, dated July 16, 2013, the FDIC notified the Trust that payments on account of such settlements (other than one de minimis settlement) are subject to such “golden parachute” regulations and can be paid to claimants only if and when the FDIC and FRB approve payment following a duly submitted application. The Trust filed such application on August 14, 2013 (the “First Application”). On the same day, the Trust also filed a second letter request with the FDIC requesting a determination as to whether such “golden parachute” regulations are applicable with respect to payments that would be payable to non-settling claimants (or claimants with settlements in principle who declined to finalize and execute stipulations with the Trust) if such claimants prevail on their claims before the Bankruptcy Court. On April 22, 2014 (the “April Letter”), the Trust received a response to its August 14, 2013 letter stating that all but a small number of the agreements related to the remaining non-settled claims are subject to such “golden parachute” regulations and can be paid to claimants only if and when the FDIC and FRB approve payment following a duly submitted application. During the pendency of the First Application, of the thirty-two (32) claimants who entered into stipulations with the Trust and agreed to participate in the interagency approval process: (1) one has been paid due to the de minimis amount of such settlement; (2) one has withdrawn his claim; (3) one claimant was added to the First Application in light of a subsequent settlement; (4) upon discussion with the FDIC, one claimant was paid and consequently withdrawn from the First Application; and (5) several claimants have notified the Trust of their termination of their respective stipulations. By letter, dated October 15, 2014, the FDIC denied the First Application in its entirety (the “Final FDIC Determination”). On March 23, 2015, and consistent with the April Letter determination, the Trust filed a second application (the “Second Application”) with the FDIC and FRB requesting authorization to make payments to both the settling claimants and the non-settling claimants and a determination as to whether payment, in any amount, to any of such claims would be appropriate. By letter, dated May 1, 2015, the FDIC denied the Second Application.

In accordance with an order entered by the Bankruptcy Court, on September 20, 2013, the Trust filed a complaint in the United States District Court for the Western District of Washington (the “Washington District Court”) against the FDIC, FRB and certain employee claimants (the “Individual Defendants”) seeking certain declaratory relief regarding the applicability of the golden parachute regulations and the “automatic termination” regulations to the employee related claims (the “Declaratory Judgment Action”). On November 5, 2013, the Trust filed an amended complaint (the “Amended Complaint”). Pursuant to an order of the Washington District Court, responses to the Amended Complaint were due on or before January 21, 2014 and several defendants filed motions to dismiss and/or to transfer venue of the proceeding. The Trust filed its responses to such motions on March 6, 2014. On July 3, 2014, United States District Court Judge Richard A. Jones, the presiding judge in the Declaratory Judgment Action, issued a decision and order granting certain defendants’ motion to transfer venue from the Washington District Court to the Bankruptcy Court (the “Decision Order”). Additionally, the Decision Order terminated all other motions pending before the Washington District Court. On July 30, 2014, the FDIC filed a motion to withdraw the reference of the Declaratory Judgment Action to the Bankruptcy Court and a motion seeking a determination of whether the Declaratory Judgment Action was core or non-core (the “FDIC Determination Motion”). On August 22, 2014, certain of the employee claimants and the Trust entered into a stipulation with the FDIC and FRB agreeing that the reference of the Declaratory Judgment Action to the Bankruptcy Court should be withdrawn and that, upon such reference withdrawal, the FDIC’s Determination Motion should be deemed withdrawn as moot. Subsequently, and because the Washington District Court had terminated previously-filed motions without a ruling, the FDIC and the FRB each filed a motion to dismiss the Amended Complaint for, inter alia, failure to state a claim and lack of subject matter jurisdiction. Additionally, several Individual Defendants also filed and/or joined two (2) separate motions to dismiss the Amended Complaint for, inter alia, failure to state a claim. The Trust has opposed each of these motions to dismiss. As of December 5, 2014, all four (4) motions to dismiss had been fully briefed. By order of the United States District Court for the District of Delaware (the “Delaware District Court”), dated March 19, 2015, the reference to the Bankruptcy Court with respect to the Declaratory Judgment Action was withdrawn, and the action is now pending in the Delaware District Court, with United States District Court Judge Gregory M. Sleet presiding.

As noted above, on October 15, 2014, the FDIC rendered the Final FDIC Determination denying the First Application. On October 29, 2014, the Trust commenced an action against the FDIC, in its corporate capacity, pursuant to the Administrative Procedure Act and the Declaratory Judgment Act in the United States District Court for the District of Columbia (the “D.C. District Court”), seeking, inter alia, judicial review of the Final FDIC Determination in which the FDIC declined to exercise its discretion and thereby denied the Trust the required regulatory approval to make payments pursuant to the Trust’s settlements with certain employee claimants (the “APA Action”). The Trust asserted that, while the Trust is subject to the “golden parachute” regulations, the Final FDIC Determination did not sufficiently consider and weigh the First Application pursuant to the so-called “permissibility exception.” In the APA Action, the Trust submitted that, among other things, due consideration of the relevant factors enumerated in the “permissibility exception” warranted permitting the payments contemplated by the settlement agreements. On December 22, 2014, the FDIC filed its answer to the complaint in the APA Action. Pursuant to an agreed upon scheduling order, the D.C. District Court ordered that (a) any motions for summary judgment must be filed on or before March 11, 2015, (b) responses to any such motions must be filed on or before March 25, 2015, and (c) replies in support of any motions for summary judgment must be filed on or before April 1, 2015. In accordance therewith, both the FDIC and the Trust submitted motions for summary judgment and opposition papers. Additionally, on April 8, 2015, the Trust and the FDIC filed a joint appendix containing the documents cited by the parties in their respective summary judgment motions On May 29, 2015, the D.C. District Court granted in part and denied in part each of the Trust’s and the FDIC’s motions for summary judgment. As set forth in the subsequent Memorandum Opinion issued on June 9, 2015, the D.C. District Court upheld the Final FDIC Determination, but remanded certain issues to the FDIC for clarification. By letter, dated July 30, 2015, the FDIC clarified its decision regarding, among other things, the absence of supporting certifications in connection with the First Application. On August 12, 2015, the Trust and the FDIC, agreeing that no further action was required in the APA Action, jointly moved the D.C. District Court for entry of a final order and judgment. By Final Order and Judgment entered August 19, 2015, the D.C. District Court entered final judgment and closed the APA Action.

As noted above, the Trust filed the Second Application with the FDIC regarding the claims of both settling and non-settling employee claimants. By letter, dated May 1, 2015, the FDIC denied payment in any amount to any settling or non-settling employee claimants covered by the Second Application. Thereafter, the Trust filed a second action with the D.C. District Court seeking a review with respect to the Second Application (“APA2”, and together with the APA Action, the “APA Actions”), asserting that the wholesale denial of payments in any amount was arbitrary and capricious. Thereafter, the FDIC answered the complaint and, based upon an agreed scheduling order, as of October 16, 2015, the Trust and the FDIC had fully briefed and submitted cross-motions for summary judgment. On April 15, 2016, the D.C. District Court issued an order (the “APA2 Order”) with respect to the parties’ cross-motions for summary judgment. The APA2 Order granted the FDIC’s motion for summary judgment, upholding the FDIC’s denial of the previously discussed Second Application, and thus held that the Trust is prohibited from making any payments to any of the claimants on account of their proofs of claim. In doing so, however, the court recognized the burden on the estate to continue litigation but did not believe that such factor was sufficient to override the FDIC’s determination.

Based on the pendency of the APA Actions, the Declaratory Judgment Action was informally stayed until May 16, 2016. Shortly thereafter, on June 28, 2016, the Trust moved for judgment on the pleadings on the issue of whether the Trust is a “Covered Company” subject to the Golden Parachute Regulations. The matter was fully briefed on July 19, 2016 and submitted to the Court for consideration. On August 26, 2016, the Delaware District Court ruled on certain Individual Defendants’ pending motions to dismiss. The Delaware District Court dismissed counts VII-XIX of the Amended Complaint, which requested a declaratory judgment that certain employee claims were barred by res judicata. The Delaware District Court denied the Individual Defendants’ motions to dismiss with respect to all of the other counts of the complaint. On September 7, 2016, certain Individual Defendants filed answers and counterclaims and crossclaims against the Trust, the FDIC, and the FRB. The Trust filed answers to those counterclaims on September 28, 2016 and the FDIC and FRB’s answers are due on November 9, 2016. On October 12, 2016, the Delaware District Court granted the FDIC and FRB’s motions to dismiss the Amended Complaint in their entirety, dismissing all of the claims in the Amended Complaint against them. The Delaware District Court determined that judicial review of the FDIC’s determination that the Trust is a “Covered Company” is only reviewable in an action pursuant to the Administrative Procedure Act and not in the declaratory judgment that Judge Walrath directed the Trust to assert. The Delaware District Court’s ruling, however, did not address the pending counterclaims against the FDIC and FRB on which the Trust has moved for judgment on the pleadings, and thus those are still pending. It also leaves unresolved the discrete matter between the FDIC and certain Individual Defendants regarding the prior mediation and the determination made by Layn Phillips in connection therewith with respect to their settlement agreement. The Trust’s claims against the Individual Defendants regarding the applicability of the Automatic Termination Regulations also remain pending.

The Trust and counsel to certain employee claimants have agreed to amend existing scheduling orders to provide that all outstanding discovery deadlines would be adjourned until January 2017, or later, with the “change in control” hearing to be held in August 2017. As of the date hereof, the Trust has responded to 23 sets of requests for production of documents and 14 sets of interrogatories, has reviewed over 850,000 documents from approximately 120 custodians, and has produced more than 84,000 documents.

Note 9: Director and Officer Downstream Litigation Asset

On October 14, 2014, the Trust commenced two actions against certain directors and officers of WMI and WMB, as applicable, (the “D&O Defendants”): (i) one action in the King County Superior Court of the State of Washington (the “Washington D&O Litigation”) and (ii) an adversary proceeding in the Bankruptcy Court (the “D&O Adversary Proceeding” and, collectively, the “D&O Litigations”). On December 1, 2014, the Trust filed a motion (the “D&O Approval Motion”) seeking Bankruptcy Court approval of a settlement agreement between the Trust, certain of the D&O Defendants, and certain insurers under WMI’s director and officer liability insurance policies for 2007-2008 and 2008-2009 (the “D&O Carriers”) resolving, among other things, the D&O Litigations (the “D&O Settlement Agreement”). The D&O Settlement Agreement provided for the affirmative recovery by the Trust from the D&O Carriers of approximately $37.0 million and, perhaps as importantly, the release of reserves held on behalf of disputed claims in the aggregate amount of approximately $25.3 million, the release of the obligation to reserve funds in an amount equal to an Allowed Claim of $4.2 million and the release of 1.4 million Reorganized WMI shares from the Disputed Equity Escrow.

On December 15, 2014, four former officers who were not party to the D&O Settlement Agreement (the “Non-Settling Officers”) filed an objection to the D&O Approval Motion. On May 26, 2015, the Trust entered into a Reserve Settlement Agreement (the “RSA”) with the Non-Settling Officers and the D&O Carriers. Pursuant to the terms of the RSA, the parties agreed, among other things, that, of the $37.0 million that had been required to be paid to the Trust pursuant to the Settlement Agreement, $3.0 million would be placed into a segregated account (the “Reserve”) to be used to reimburse the Non-Settling Officers for the reasonable fees and expenses incurred by them in the defense of any action or investigation commenced prior to September 26, 2018 by the United States of America against one or more of the Non-Settling Officers asserting claims and causes of action under the Financial Institutional Reform, Recovery and Enforcement Act of 1989. Unless released sooner in accordance with the terms of the RSA, if no such action or investigation is commenced prior to each of September 25, 2015, September 26, 2016, September 26, 2017 or September 26, 2018, then $500,000 of the Reserve will be released to the Trust within three business days of each such date.

In addition to the creation of the Reserve, the RSA, among other things, (i) permits the Trust to assign its rights to the Reserve to any third party, (ii) provides for mutual releases among the parties thereto, and (iii) provides for other actions to be taken by the parties in furtherance of the settlement, including the agreement of the applicable parties to effect the withdrawal of the Appeal and the dismissal of the Washington D&O Litigation.

As set forth in the Plan, to the extent any electing creditor of the Debtors received common stock of Reorganized WMI pursuant to a Reorganized Common Stock Election (as defined in the Plan), such creditor’s share of the Runoff Notes to which the election was effective (i.e., one dollar ($1.00) of original principal amount of Runoff Notes for each share of common stock of Reorganized WMI) were not issued. As a result, each creditor making such an election conveyed, and Reorganized WMI retained an economic interest in, the Litigation Proceeds (and such proceeds do not constitute part of the Liquidating Trust Assets) equal to, fifty percent (50%) of the Litigation Proceeds such creditor (solely in its capacity as the holder of the Allowed Claim to which the Reorganized Common Stock Election was effective) otherwise would have received. However, each creditor’s LTIs would be reduced by the Litigation Proceeds it would have received had it not been retained by Reorganized WMI. Litigation Proceeds is defined in the Plan, in relevant part, as the recoveries, net of related legal fees and other expenses, of the Trust on account of causes of action against third parties.

In June 2015, the Trust received $37.0 million from the D&O Carriers. The Trust retained $26.3 million and distributed $7.7 million, after adjustment, to Reorganized WMI on June 23, 2015, as contemplated by the Plan. Creditors who made elections for Reorganized WMI common stock, as discussed above, had their LTI balance reduced by a pro rata share of the $7.7 million, after adjustment, distributed to Reorganized WMI.

On July 21, 2015 the Trust funded the Reserve with $3.0 million, as anticipated by the RSA. The Trust received the first distribution of $500,000 from the Reserve on October 1, 2015. On that date, Reorganized WMI was paid $122,939 and the Trust retained $377,061.

On September 29, 2016, the Trust received the second distribution of $500,000 from the Reserve. The Trust retained $377,059 and on October 6, 2016 distributed $122,941 to Reorganized WMI.

As of September 30, 2016, the Trust’s balance sheet reflects $1.5 million, which represents the expected value of the Reserve that will be distributed to the Trust over time, with the remainder to be paid to Reorganized WMI under certain conditions.

WMI Liquidating Trust

September 2016 Quarterly Summary Report – UNAUDITED

Rollforward of Liquidating Trust Interests (1)

	Beginning – 07/01/16	Post Effective Accretion	Allowed	Disallowed	Disbursement	Other	Ending – 09/30/16	09/30/16 – 11/01/16 Accretion	Projected 11/01/16 Distribution	Projected Ending Balance
PIERS (Tranche 4)	$52,305,219	$255,230	$—	$—	$—	$—	$52,560,449	$89,067	$—	$52,649,517
Remaining Postpetition Interest Claim (Tranche 4) (2)	13,567,794	66,206	—	—	—	—	13,634,000	23,104	—	13,657,103
Allowed General Unsecured Claims (Tranches 2–4)	751,524	3,667	—	—	—	—	755,191	1,280	—	756,471

LTI balances – Current LTI holders	66,624,537	325,103	—	—	—	—	66,949,640	113,451	—	67,063,091
LTI balances – Disputed Claims (GUC)	688,038	3,357	—	—	—	—	691,395	1,172	—	692,566

TOTAL LTI Balances	$67,312,575	$328,460	$—	$—	$—	$—	$67,641,035	$114,622	$—	$67,755,657

NOTES

*	Holders of Liquidating Trust Interests will receive statements of their individual LTI holdings outlining the respective rollforward activity through 11/01/16.
1)	Liquidating Trust Interests are not issued to holders of subordinated claims and equity interests. Additional LTIs will only be issued to holders of subordinated claims and equity interests if proceeds exceed the face amounts issued to current LTI holders.
2)	A Claim by a holder of an Allowed Senior Notes Claim with respect to Floating Rate Notes against any of the Debtors or the Debtors’ estates for interest accrued during the period from the Petition Date up to and including the date of final payment of such Claim, in an amount equal to (a) such holder’s Postpetition Interest Claim minus (b) such holder’s Intercreditor Interest Claim.

WMI Liquidating Trust

Next Dollar Analysis - LTI Balance as of September 30, 2016

Remaining Aggregate Distribution	Distribution Description	LTI Distribution Recipient (1)
Up to $67,641,035	Until LTI holders of Remaining Post-Petition Interest, PIERS and GUC are paid in full	Remaining Post Petition Interest Claim — Senior Floating	20.2%
		General Unsecured Claims	2.1%
		PIERS CUSIPs	77.7%

NOTES:

(1)	The disputed claims (on an “as if allowed” basis) are included in the General Unsecured Claims percentages.

WMI Liquidating Trust

September 2016 Quarterly Summary Report - UNAUDITED

Rollforward of Disputed Claims Reserve

	Disputed Assets (2)	LTI (3)
Beginning Balance - 06/30/2016	76,236,679	688,038
Post-effective Accretion on LTI portion	—	3,357
Net Cash Interest Earned on Disputed Assets	45,779	—
Net interest Earned on DCR Runoff Notes	6,514	—
Cash Distribution to Disputed LTIs	—	—
Less: Allowed Claims (1)	—	—
Less: Disallowed Claims	—	—

Ending Balance - 09/30/2016	76,288,972	691,395

NOTES:

1)	Cash payment for allowed claims includes each claim’s pro rata portion of the interest earned by the DCR after the Effective Date.
2)	“Disputed Assets” includes cash and Runoff Notes held for the benefit of disputed claims.
3)	The face amount of unpaid claims which represents a claim against the general assets of the Trust, distributable in accordance with the subordination provisions of the Plan.